Exhibit 4.1

LILIS ENERGY, INC.

2016 OMNIBUS INCENTIVE PLAN

Lilis Energy, Inc. sets forth herein the terms and conditions of its 2016 Omnibus Incentive Plan:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain highly qualified officers, Non-Employee Directors, key employees and Consultants, and to motivate such officers, Non-Employee Directors, key employees and Consultants to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share-based awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Prior Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1.        “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

2.2.        “Annual Incentive Award” means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month (or shorter) performance period as specified under the terms and conditions of the Award as approved by the Board.

2.3.        “Award” means a grant of an Option, SAR, Restricted Stock, RSU, Other Share-based Award or cash award under the Plan.

2.4.        “Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

2.5.        “Board” means the Board of Directors of the Company.

2.6.        “Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, unless otherwise provided in the applicable Award Agreement: (i) the commission of any act by the Grantee constituting financial dishonesty against the Company or its Affiliates (which act would be chargeable as a crime under applicable law); (ii) the Grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment that would (a) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders or other third parties with whom such entity does or might do business or (b) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the Grantee to follow the directives of the Chief Executive Officer or Chief Financial Officer of the Company or any of its Affiliates or the Board; or (iv) any material misconduct, violation of the Company’s or Affiliates’ policies, or willful and deliberate non-performance of duty by the Grantee in connection with the business affairs of the Company or its Affiliates. A Separation from Service for Cause shall be deemed to include a determination by the Committee or its designee following a Grantee’s Separation from Service that circumstances existing prior to such Separation from Service would have entitled the Company or any Affiliate to have terminated the Grantee’s service for Cause.

2.7.        “Change in Control” shall have the meaning set forth in Section 15.3.2.

2.8.        “Code” means the Internal Revenue Code of 1986.

2.9.        “Committee” means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any securities exchange on which the Common Stock may then be listed. For purposes of Awards to Covered Employees intended to qualify as “performance-based compensation” under Section 162(m), to the extent required by Section 162(m), Committee means all of the members of the Committee who are “outside directors” within the meaning of Section 162(m). For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board to the extent the Committee has been designated by the Board to administer the Plan.

2.10.      “Company” means Lilis Energy, Inc., a Nevada corporation, or any successor corporation.

2.11.      “Common Stock” means the common stock of the Company.

2.12.      “Consultant” means a consultant or advisor that provides bona fide services to the Company or any Affiliate and who qualifies as a consultant or advisor under Form S-8.

2.13.      “Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or other corporate transaction involving the Company or any of its Subsidiaries.

2.14.      “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Section 162(m), as qualified by Section 12.4.

2.15.      “Disability” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Disability” means, unless otherwise provided in the applicable Award Agreement, the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, “Disability” means “permanent and total disability” as set forth in Code Section 22(e)(3).

2.16.      “Effective Date” means May 23 2016, the date the Plan was approved by the Stockholders.

2.17.      “Exchange Act” means the Securities Exchange Act of 1934.

2.18.      “Fair Market Value” of a Share as of a particular date means (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the Common Stock is not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the Common Stock is not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of the Common Stock is not otherwise determinable, such value as determined by the Board.

2.19.      “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than 50% of the voting interests.

2.20.       “Grant Date” means the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 or (iii) such other date as may be specified by the Board in the Award Agreement.

2.21.      “Grantee” means a person who receives or holds an Award.

2.22.      “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

2.23.      “Non-Employee Director” means a member of the Board or the board of directors of an Affiliate, in each case who is not an officer or employee of the Company or any Affiliate.

2.24.      “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25.      “Option” means an option to purchase one or more Shares pursuant to the Plan.

2.26.      “Option Price” means the exercise price for each Share subject to an Option.

2.27.      “Other Share-based Awards” means Awards consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, SARs, Restricted Stock and RSUs.

2.28.      “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee, and includes an Annual Incentive Award.

2.29.      “Person” means an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.30.      “Plan” means this Lilis Energy, Inc. Omnibus Incentive Plan.

2.31.      “Prior Plan” means the Lilis Energy, Inc. 2012 Equity Incentive Plan (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan).

2.32.      “Purchase Price” means the per Share purchase price for each grant of Restricted Stock.

2.33.      “Restricted Period” shall have the meaning set forth in Section 10.1.

2.34.      “Restricted Stock” means restricted Shares that are subject to specified terms and conditions, awarded to a Grantee pursuant to Section 10.

2.35.      “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the right to receive Shares subject to the satisfaction of specified terms and conditions, awarded to a Grantee pursuant to Section 10.

2.36.      “SAR Exercise Price” means the per Share exercise price of a SAR.

2.37.      “SEC” means the United States Securities and Exchange Commission.

2.38.      “Section 162(m)” means Code Section 162(m).

2.39.      “Section 409A” means Code Section 409A.

2.40.      “Securities Act” means the Securities Act of 1933.

2.41.      “Separation from Service” means the termination of a Service Provider’s Service, whether initiated by the Service Provider or the Company or an Affiliate; provided that if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.42.      “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or an Affiliate.

2.43.      “Service Provider” means an employee, officer, Non-Employee Director or Consultant of the Company or an Affiliate.

2.44.      “Share” means a share of Common Stock.

2.45.      “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.46.      “Stockholder” means a stockholder of the Company.

2.47.      “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.48.      “Substitute Award” means any Award granted in assumption of or in substitution for an award of an entity acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

2.49.      “Ten Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.50.      “Termination Date” means the date that is 10 years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

3.	ADMINISTRATION OF THE PLAN

3.1.	General

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the power and authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, unless such power or authority is specifically reserved by the Board. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and conditions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. All actions, determinations and decisions by the Board or the Committee under the Plan, any Award or any Award Agreement shall be in the Board’s (or the Committee’s, as applicable) sole discretion and shall be final, binding and conclusive. Without limitation, the Board shall have full and final power and authority, subject to the other terms and conditions of the Plan, to:

(i)	designate Grantees;

(ii)	determine the type or types of Awards to be made to Grantees;

(iii)	determine the number of Shares to be subject to an Award;

(iv)	establish the terms and conditions of each Award (including the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the Shares subject thereto and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v)	prescribe the form of each Award Agreement; and

(vi)	amend, modify or supplement the terms or conditions of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Board.

3.2.	No Repricing

Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms or conditions of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

3.3.	Award Agreements; Clawbacks

The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is terminated for Cause.

All awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. A Grantee’s acceptance of an Award shall be deemed to constitute the Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Grantee’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.4.	Deferral Arrangement

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share units.

3.5.	No Liability

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6.	Book Entry

Notwithstanding any other provision of the Plan to the contrary, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book entry.

4.	STOCK SUBJECT TO THE PLAN

4.1.	Authorized Number of Shares

Subject to adjustment under Section 15, the aggregate number of Shares authorized to be awarded under the Plan shall not exceed 50,000,000. In addition, Shares underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares or Shares purchased on the open market or otherwise, all as determined by the Board from time to time.

4.2.	Share Counting

4.2.1.	General

Each Share granted in connection with an Award shall be counted as one Share against the limit in Section 4.1, subject to the provisions of this Section 4.2.

4.2.2.	Cash-Settled Awards

Any Award settled in cash shall not be counted as issued Shares for any purpose under the Plan.

4.2.3.	Expired or Terminated Awards

If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Shares covered by such Award shall again be available for the grant of Awards.

4.2.4.	Payment of Option Price or Tax Withholding in Shares

If Shares issuable upon exercise, vesting or settlement of an Award, or Shares owned by a Grantee (which are not subject to any pledge or other security interest) are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again be available for the grant of Awards. For a stock-settled SAR, only the net Shares actually issued upon exercise of the SAR shall be counted against the limit in Section 4.1.

4.2.5.	Substitute Awards

Substitute Awards shall not be counted against the number of Shares reserved under the Plan.

4.3.	Award Limits

4.3.1.	Incentive Stock Options

Subject to adjustment under Section 15, 50,000,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

4.3.2.	Individual Award Limits for Section 162(m) – Share-Based Awards

Subject to adjustment under Section 15, the maximum number of each type of Award (other than cash-based Performance Awards) intended to qualify as “performance-based compensation” under Section 162(m) granted to any Grantee in any calendar year shall not exceed the following number of Shares: (i) Options and SARs: 10,000,000 Shares; and (ii) all share-based Performance Awards (including Restricted Stock, RSUs and Other Share-based Awards that are Performance Awards): 10,000,000 Shares.

4.3.3.	Individual Award Limits for Section 162(m) – Cash-Based Awards

The maximum amount of cash-based Performance Awards intended to constitute “performance-based compensation” under Section 162(m) granted to any Grantee in any calendar year shall not exceed the following: (i) Annual Incentive Awards: $10,000,000; and (ii) all other cash-based Performance Awards: $10,000,000.

4.3.4.	Limits on Awards to Non-Employee Directors

The maximum number of Shares subject to Awards granted during any calendar year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.	Term

The Plan shall be effective as of the Effective Date, provided that it has been approved by the Stockholders. The Plan shall terminate automatically on the 10-year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.	Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Awards that have not been made. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No Awards shall be made after the Termination Date. The applicable terms and conditions of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.	Service Providers

Subject to this Section 6.1, Awards may be made to any Service Provider as the Board may determine and designate from time to time.

6.2.	Successive Awards

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3.	Stand-Alone, Additional, Tandem, and Substitute Awards

Awards may be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem or substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another award, the Board shall have the right to require the surrender of such other award in consideration for the grant of the new Award. Subject to the requirements of applicable law, the Board may make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, RSUs or Restricted Stock).

7.	AWARD AGREEMENT

The grant of any Award may be contingent upon the Grantee executing an appropriate Award Agreement, in such form or forms as the Board shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice that provides that acceptance of the Award constitutes acceptance of all terms and conditions of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms and conditions of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.	Option Price

The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a Share.

8.2.	Vesting

Subject to Section 8.3, each Option shall become exercisable at such times and under such conditions (including performance requirements) as stated in the Award Agreement.

8.3.	Term

Each Option shall terminate, and all rights to purchase Shares thereunder shall cease, 10 years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five years from its Grant Date.

8.4.	Limitations on Exercise of Option

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the Stockholders as provided herein or (ii) after the occurrence of an event that results in termination of the Option.

8.5.	Method of Exercise

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6.	Rights of Holders of Options

Unless otherwise provided in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a Stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. Except as provided in Section 15 or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.	Delivery of Stock Certificates

Subject to Section 3.6, promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the Shares subject to the Option.

8.8.	Limitations on Incentive Stock Options

An Option shall constitute an Incentive Stock Option only (i) if the Grantee is an employee of the Company or any Subsidiary, (ii) to the extent specifically provided in the related Award Agreement and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.	Right to Payment

A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a grant price that is equal to the Option Price; provided, however, that the SAR’s grant price may not be less than the Fair Market Value on the Grant Date of the SAR to the extent required by Section 409A.

9.2.	Other Terms

The Board shall determine the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award and any other terms and conditions of any SAR.

9.3.	Term of SARs

The term of a SAR shall be determined by the Board; provided, however, that such term shall not exceed 10 years.

9.4.	Payment of SAR Amount

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Shares, as determined by the Board) in an amount determined by multiplying:

(i)	the difference between the Fair Market Value on the date of exercise over the SAR Exercise Price; by

(ii)	the number of Shares with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.	Restrictions

At the time of grant, the Board may establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or RSUs. Each Award of Restricted Stock or RSUs may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions.

10.2.	Restricted Stock Certificates

The Company shall issue Shares, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of Shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.	Rights of Holders of Restricted Stock

Unless the otherwise provided in the applicable Award Agreement and subject to Section 17.10, holders of Restricted Stock shall have rights as Stockholders, including voting and dividend rights.

10.4.	Rights of Holders of RSUs

10.4.1.	Settlement of RSUs

RSUs may be settled in cash or Shares, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the RSUs shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such RSUs shall be settled.

10.4.2.	Voting and Dividend Rights

Unless otherwise provided in the applicable Award Agreement and subject to Section 17.10, RSU holders shall not have rights as Stockholders, including voting or dividend or dividend equivalents rights.

10.4.3.	Creditor’s Rights

An RSU holder shall have no rights other than those of a general creditor of the Company. RSUs represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.	Purchase of Restricted Stock

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the Shares represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, if so determined by the Board, in consideration for past Services rendered.

10.6.	Delivery of Shares

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Shares of Restricted Stock or RSUs settled in Shares shall lapse, and, unless otherwise provided in the applicable Award Agreement, a stock certificate for such Shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1.	General Rule

Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2.	Surrender of Shares

To the extent the Award Agreement so provides, payment of the Option Price for Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of Shares, which Shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already-owned Shares may be authorized only at the time of grant.

11.3.	Cashless Exercise

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.	Other Forms of Payment

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including the Company’s withholding of Shares otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1.	Performance Conditions

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

12.2.	Performance Awards Granted to Designated Covered Employees

If and to the extent that the Committee determines that a Performance Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms and conditions set forth in this Section 12.2. Notwithstanding anything herein to the contrary, the Committee may provide for Performance Awards to Covered Employees that are not intended to qualify as “performance-based compensation” for purposes of Section 162(m).

12.2.1.	Performance Goals Generally

The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of the Performance Awards. Performance goals may be established on a Company-wide basis, or with respect to one or more business units, divisions, Affiliates or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). To the extent consistent with the requirements of Section 162(m), the Committee may determine at the time that goals under this Section 12 are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses and other extraordinary, unusual or non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

12.2.2.	Business Criteria

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for Performance Awards: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures (including EBIT and EBITDA)); (iv) return on equity; (v) total stockholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition or acceptance; (xiii) customer metrics (including customer satisfaction, customer retention, customer profitability or customer contract terms); (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) balance sheet metrics; (xix) strategic initiatives; (xx) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxi) return on assets; (xxii) growth in net sales; (xxiii) the ratio of net sales to net working capital; (xxiv) stockholder value added; (xxv) improvement in management of working capital items (inventory, accounts receivable or accounts payable); (xxvi) sales from newly-introduced products; (xxvii) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations or other transactions; (xxviii) product quality, safety, productivity, yield or reliability (on time and complete orders); (xxix) funds from operations; (xxx) regulatory body approval for commercialization of a product; (xxxi) debt levels or reduction or debt ratios; (xxxii) economic value; (xxxiii) operating efficiency; (xxxiv) research and development achievements; or (xxxv) any combination of the forgoing business criteria; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income and operating income).

12.2.3.	Timing for Establishing Performance Goals

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).

12.2.4.	Settlement of Performance Awards; Other Terms

Settlement of Performance Awards may be in cash, Shares, other Awards or other property, as determined by the Committee. The Committee may reduce the amount of a settlement otherwise to be made in connection with Performance Awards.

12.3.	Written Determinations

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify as “performance-based compensation” under Section 162(m) as required by Section 162(m). To the extent permitted by Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

12.4.	Status of Section 12.2 Awards under Section 162(m)

It is the intent of the Company that Performance Awards under Section 12.2 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, qualify as “performance-based compensation” within the meaning of Section 162(m). Accordingly, the terms and conditions of Section 12.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year or any subsequent fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	other SHARE-based awards

13.1.	Grant of Other Share-based Awards

Other Share-based Awards may be granted either alone or in addition to or in conjunction with other Awards. Other Share-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Board shall have the authority to determine the persons to whom and the time or times at which such Awards will be made, the number of Shares to be granted pursuant to such Awards, and all other terms and conditions of such Awards. Unless the Board determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

13.2.	Terms of Other Share-based Awards

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1.	General

The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual exercising an Option or the Company of any provision of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Board determines that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2.	Rule 16b-3

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.	Changes in Common Stock

If (i) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of Shares, exchange of Shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kinds of shares for Awards granted (including the per-Grantee maximums set forth in Section 4) shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A. In addition, in the event of any such increase or decease in the number of outstanding Shares or other transaction described in clause (ii) above, the number and kind of Shares for which Awards are outstanding and the Option Price per Share of outstanding Options and SAR Exercise Price per Share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

15.2.	Effect of Certain Transactions

Except as otherwise provided in an Award Agreement and subject to the provisions of Section 15.3, in the event of a Corporate Transaction, the Plan and the Awards shall continue in effect in accordance with their respective terms and conditions, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each Share subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Corporate Transaction in respect of a Share; provided, however, that, unless otherwise determined by the Board, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria that were applicable to the Awards prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 15.2 in connection with a Corporate Transaction in which the consideration paid or distributed to the Stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Corporate Transaction as long as, at the election of the Board, (i) the holders of affected Options and SARs have been given a period of at least 15 days prior to the date of the consummation of the Corporate Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (ii) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Board) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in the Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 15.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.

15.3.	Change in Control

15.3.1.	Consequences of a Change in Control

For Awards granted to Non-Employee Directors, except as may otherwise be provided in the applicable Award Agreement, upon a Change in Control all such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards shall lapse and become vested and non-forfeitable, and any specified performance goals with respect to outstanding Awards shall be deemed to be satisfied at target.

For Awards granted to any other Service Providers, except as may otherwise be provided in the applicable Award Agreement, either of the following provisions shall apply, depending on whether, and the extent to which, such Awards are assumed, converted or replaced by the resulting entity in a Change in Control:

(i)	To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Change in Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control and the Award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Change in Control.

(ii)	To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within two years after the Change in Control, the Service Provider has a Separation from Service either (1) by the Company other than for Cause or (2) by the Service Provider for “good reason” (as defined in the applicable Award Agreement), then such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Separation from Service based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control and the Award shall become vested pro rata based on the portion of the performance period completed through the date of the Separation from Service.

15.3.2.	Change in Control Defined

Unless otherwise provided in the applicable Award Agreement, a “Change in Control” means the consummation of any of the following events:

(i)	The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Company or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); or

(ii)	A reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which 51% or more of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the Persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or

(iii)	A complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, if it is determined that an Award is subject to the requirements of Section 409A and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control for purposes of the Plan unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

15.4.	Adjustments

Adjustments under this Section 15 related to Shares or securities of the Company shall be made by the Board. No fractional Shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any adjustment shall be eliminated in each case by rounding downward to the nearest whole Share.

16.	No Limitations on Company

The making of Awards shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS

17.1.	Disclaimer of Rights

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in the applicable Award Agreement, no Award shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms and conditions of the Plan.

17.2.	Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the Stockholders for approval shall be construed as creating any limitations upon the right and authority of the Board or its delegate to adopt such other compensation arrangements as the Board or its delegate determines desirable.

17.3.	Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any Shares upon the exercise of an Option or SAR or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Board, the Grantee may elect to satisfy such obligations, or the Company may require such obligations to be satisfied, in whole or in part, (i) by causing the Company or the Affiliate to withhold the minimum required number of Shares otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Affiliate Shares already owned by the Grantee. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

17.4.	Other Provisions

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board. In the event of any conflict between the terms and conditions of an employment agreement and the Plan, the terms and conditions of the employment agreement shall govern.

17.5.	Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms and conditions, and all provisions shall remain enforceable in any other jurisdiction.

17.6.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law, and applicable Federal law.

17.7.	Section 409A

The Plan is intended to comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A and neither the Company nor the Board shall have any liability to any Grantee for such tax or penalty.

17.8.	Separation from Service

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the applicable Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.9.	Transferability of Awards

17.9.1.	Transfers in General

Except as provided in Section 17.9.2, no Award shall be assignable or transferable by a Grantee, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

17.9.2.	Family Transfers

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.9.2, a “not for value” transfer is a transfer that is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 17.9.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.9.2 or by will or the laws of descent and distribution.

17.10.	Dividends and Dividend Equivalent Rights

If specified in the Award Agreement, the recipient of an Award may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid currently or may be deemed to be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value on the date that such dividend was paid to stockholders, as determined by the Board. Notwithstanding the foregoing, in no event will dividends or dividend equivalents on any Award that is subject to the achievement of performance criteria be payable before the Award has become earned and payable.

17.11.	Plan Construction

In the Plan, unless otherwise stated, the following uses apply: (i) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”; (iii) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (iv) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively; (v) all references to articles and sections are to articles and sections in the Plan; (vi) all words used shall be construed to be of such gender or number as the circumstances and context require; (vii) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions; (viii) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (ix) all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

The Plan was adopted by the Board on April 20, 2016 and was approved by the Stockholders on May 23, 2016.

NON-EMPLOYEE DIRECTOR
NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION

LILIS ENERGY, INC.
2016 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Lilis Energy, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of Non-qualified Stock Option (the “Notice of Grant”) a Non-qualified Stock Option to purchase the number of Shares set forth in the Notice of Grant (the “Option”), subject to certain terms and conditions as outlined below in the Notice of Grant and the additional terms and conditions set forth in the attached Terms and Conditions of Stock Option (together with the Notice of Grant, the “Award Agreement”).

Grantee:	[Name]
Type of Option:	Non-qualified Stock Option
Grant Date:	[Date]
Number of Shares Purchasable:	[####]
Option Price per Share:	$[#.##], which is the Fair Market Value as of the Grant Date
Expiration Date:	[Date], which is [10] years from the Grant Date
Exercisability Schedule:

[Insert schedule – time-based or performance-based]

Notwithstanding the foregoing Exercisability Schedule, exercisability of all or some portion of the Option may be accelerated in accordance with the terms and conditions of Section 2(c) of the attached Terms and Conditions.

Exercise after Separation from Service:

Separation from Service for any reason other than death, Disability or Cause: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for [90 days] following Separation from Service for any reason other than death, Disability or Cause;

Separation from Service due to death or Disability: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for [12 months] following Separation from Service due to death or Disability; and

Separation from Service for Cause: the entire Option, including any exercisable and non-exercisable portion, expires immediately upon Separation from Service for Cause.

In no event may THE Option be exercised after the Expiration Date as provided above.

Notice of Grant - Page 1

By signing below, the Grantee agrees that the Option is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE	LILIS ENERGY, INC.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

Notice of Grant - Page 2

TERMS AND CONDITIONS OF STOCK OPTION

1.           Grant of Option. The Option granted to the Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

The Committee has approved the grant to the Grantee of the Option, conditioned upon the Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Grantee for review.

2.           Exercise of Option.

(a)           Right to Exercise. The Option shall be exercisable, in whole or in part, during its term in accordance with the Exercisability Schedule set forth in the Notice of Grant and with the applicable provisions of the Plan and the Award Agreement. No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, the Grantee shall not be entitled to exercise any voting rights with respect to such Shares, shall not be entitled to receive dividends or other distributions with respect thereto and shall not have any other rights of a Stockholder with respect thereto.

(b)           Method of Exercise. The Grantee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Option Price as to all Shares exercised. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Option Price (as well as any applicable withholding or other taxes).

(c)           Acceleration of Exercisability under Certain Circumstances. The exercisability of the Option shall not be accelerated under any circumstances, except as otherwise provided in the Plan; provided, however, that the Option shall become fully exercisable immediately prior to, and contingent upon, a Change in Control.

3.           Method of Payment. If the Grantee elects to exercise the Option by submitting an Exercise Notice in accordance with Section 2(b) above, the aggregate Option Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may, but is not required to, consent to payment in any of the following forms, or a combination of them:

(a)           cash or check;

(b)           a “net exercise” under which the Company reduces the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c)           surrender of other Shares owned by the Grantee that have a Fair Market Value on the date of surrender equal to the aggregate Option Price of the exercised Shares and any applicable withholding; or

Terms and Conditions - Page 1

(d)           any other consideration that the Committee deems appropriate and in compliance with applicable law.

4.           Restrictions on Exercise. The Option may not be exercised until such time as the Plan has been approved by the Stockholders, or if the issuance of the Shares upon exercise or the method of payment of consideration for those Shares would constitute a violation of any applicable law, regulation or Company policy.

5.           Transferability. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee; provided, however, that the Grantee may transfer the Option (a) pursuant to a domestic relations order by a court of competent jurisdiction or (b) to any Family Member of the Grantee in accordance with the “family transfers” provisions of the Plan by delivering to the Company a notice of assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing.

6.           Term of Option. The Option may be exercised only within the term set forth in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of the Award Agreement.

7.           Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Option.

(b)           The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of the Plan.

(c)           [Subject to any rules prescribed by the Committee, the Grantee shall have the right to elect to meet any withholding requirement (i) by having withheld from the Option at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to the Option, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to the Option or (iii) by a combination of Shares and cash.]

8.           Adjustment. Upon any event described in the “changes in capitalization” provisions of the Plan occurring after the Grant Date, the adjustment provisions as provided for under such provisions shall apply to the Option.

9.           Bound by Plan and Committee Decisions. By accepting the Option, the Grantee acknowledges that the Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

10.           Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Option.

Terms and Conditions - Page 2

11.           Regulatory Limitations on Exercises. Notwithstanding the other provisions of the Award Agreement, the Committee may impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the Option unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

12.           Miscellaneous.

(a)           Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)           Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)           Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

(d)           Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Grantee under the Award Agreement shall be binding upon and inure to the benefit of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)           Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. The Award Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New York. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award Agreement, the Grantee hereby submits to and consents to the exclusive jurisdiction of the State of New York and agrees that any related litigation shall be conducted solely in the courts of New York County, New York or the federal courts for the United States for the Southern District of New York, where the Award Agreement is made and/or to be performed, and no other courts. The Grantee may be served with process in any manner permitted under State of New York law, or by United States registered or certified mail, return receipt requested.

(f)           Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

Terms and Conditions - Page 3

(g)           Amendment. The Award Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Option.

(h)           Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i)           No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving the Grantee any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j)           Section 409A. It is intended that the Award Agreement and the Option will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 12(j) shall not be construed as a guarantee of any particular tax effect for the Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k)           Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

(l)           Confidentiality. The Grantee agrees that the terms and conditions of the Option award reflected in the Award Agreement are strictly confidential and, with the exception of the Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside Company, without prior written approval of Company. The Grantee shall take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

(m)           Clawback. All awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. The Grantee acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

Terms and Conditions - Page 4

NOTICE OF GRANT OF RESTRICTED STOCK AWARD

LILIS ENERGY, INC.
2016 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Lilis Energy, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of Restricted Stock Award (the “Notice of Grant”), the number of Restricted Shares set forth in the Notice of Grant (the “Award”), subject to certain terms and conditions as outlined below in the Notice of Grant and the additional terms and conditions set forth in the attached Terms and Conditions of Restricted Stock Award (the “Terms and Conditions,” and together with the Notice of Grant, the “Award Agreement”).

Grantee:	[Name]
Grant Date:	[Date]
Number of Restricted Shares:	[####]
Vesting Schedule:	Subject to the provisions of the Terms and Conditions, the Award shall vest in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date: [Insert schedule – time-based or performance-based]
Acceleration of Vesting on Separation from Service:	[Add provisions if applicable; otherwise delete.]
Acceleration of Vesting on Change in Control:	[Add provisions if applicable; otherwise delete.]

By signing below, the Grantee agrees that the Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE	LILIS ENERGY, INC.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

Notice of Grant - Page 1

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

1.	Grant of Restricted Stock.

(a)           The Award granted to the Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

(b)           The Committee has approved the grant to the Grantee of the Award, conditioned upon the Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Grantee for review.

(c)           As of the Grant Date, the Company grants to the Grantee the number of restricted Shares set forth in the Notice of Grant (the “Restricted Shares”), subject to the terms and conditions of the Plan and the Award Agreement. If and when the restrictions set forth in Section 2 below lapse in accordance with the Award Agreement prior to forfeiture of the Restricted Shares, and upon the satisfaction of all other applicable conditions as to the Restricted Shares, such Shares shall no longer be considered Restricted Shares for purposes of the Award Agreement.

(d)           As soon as practicable after the Grant Date, the Company shall direct that a stock certificate or certificates representing the applicable Restricted Shares be registered in the name of the Grantee. Such certificate or certificates shall be held in the custody of the Company or its designee until the expiration of the applicable Restricted Period (as defined in Section 3 below). Upon the request of the Company, the Grantee shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

(e)           In the event that a certificate for the Restricted Shares is delivered to the Grantee, such certificate shall bear the following legend:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan and a restricted stock award agreement entered into between the registered owner and Lilis Energy, Inc. Copies of such plan and agreement are on file in the executive offices of Lilis Energy, Inc.

In addition, the stock certificate or certificates for the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

2.	Restrictions.

(a)           [The Grantee shall have all rights and privileges of a Stockholder as to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that the following restrictions shall apply] OR [The Grantee shall have no rights or privileges of a Stockholder as to the Restricted Shares prior to vesting, including no right to vote or receive dividends or other distributions with respect to the Restricted Shares; in addition, the following provisions shall apply]:

Terms and Conditions - Page 1

(i)           the Grantee shall not be entitled to delivery of the certificate or certificates for the Restricted Shares until the expiration of the Restricted Period without a forfeiture of the Restricted Shares and upon the satisfaction of all other applicable conditions;

(ii)           none of the Restricted Shares may be sold, transferred (other than by will or the laws of descent and distribution), assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such shares; and

(iii)           all of the Restricted Shares shall be forfeited and returned to the Company and all rights of the Grantee with respect to the Restricted Shares shall terminate in their entirety on the terms and conditions set forth in Section 4 below.

(b)           Any attempt to dispose of Restricted Shares or any interest in the Restricted Shares in a manner contrary to the restrictions set forth in the Award Agreement shall be void and of no effect.

3.           Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the Restricted Shares, or such applicable portion of the Restricted Shares, are deemed vested under the schedule set forth in the Notice of Grant [(including any applicable accelerated vesting provisions set forth in the Notice of Grant)].

4.	Forfeiture.

(a)           If, during the Restricted Period, (i) the Grantee incurs a Separation from Service, (ii) there occurs a material breach of the Award Agreement by the Grantee or (iii) the Grantee fails to meet the tax withholding obligations described in Section 5 below, all rights of the Grantee to the Restricted Shares that have not vested in accordance with Section 3 above [(including pursuant to any applicable accelerated vesting provisions set forth in the Notice of Grant)] shall terminate immediately and be forfeited in their entirety.

(b)           In the event of any forfeiture under this Section 4, the certificate or certificates representing the forfeited Restricted Shares shall be canceled to the extent of any Restricted Shares that were forfeited.

5.	Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Award.

(b)           The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of the Plan.

(c)           [Subject to any rules prescribed by the Committee, the Grantee shall have the right to elect to meet any withholding requirement (i) by having withheld from the Award at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to the Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to the Award or (iii) by a combination of Shares and cash.]

6.           Adjustment. Upon any event described in the “changes in capitalization” provisions of the Plan occurring after the Grant Date, the adjustment provisions as provided for under such provisions of the Plan shall apply to the Award.

Terms and Conditions - Page 2

7.           Bound by Plan and Committee Decisions. By accepting the Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

8.           Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Award.

9.           Regulatory Restrictions on the Restricted Shares. Notwithstanding the other provisions of the Award Agreement, the Committee may impose such conditions, restrictions and limitations on the issuance of Common Stock with respect to the Award unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

10.	Miscellaneous.

(a)           Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)           Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)           Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d)           Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Grantee under the Award Agreement shall be binding upon and inure to the benefit of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)           Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. The Award Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New York. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award Agreement, the Grantee hereby submits to and consents to the exclusive jurisdiction of the State of New York and agrees that any related litigation shall be conducted solely in the courts of New York County, New York or the federal courts for the United States for the Southern District of New York, where the Award Agreement is made and/or to be performed, and no other courts. The Grantee may be served with process in any manner permitted under State of New York law, or by United States registered or certified mail, return receipt requested.

Terms and Conditions - Page 3

(f)           Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g)           Amendment. The Award Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award.

(h)           Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i)           No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving the Grantee any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j)           Section 409A. It is intended that the Award Agreement and the Award will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 10(j) shall not be construed as a guarantee of any particular tax effect for the Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k)           Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

(l)           Confidentiality. The Grantee agrees that the terms and conditions of the Award reflected in the Award Agreement are strictly confidential and, with the exception of the Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside Company, without prior written approval of Company. The Grantee shall take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

(m)           Clawback. All awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. The Grantee acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

Terms and Conditions - Page 4

NOTICE OF GRANT OF [INCENTIVE/NON-QUALIFIED] STOCK OPTION

LILIS ENERGY, INC.
2016 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Lilis Energy, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of [Incentive/Non-qualified] Stock Option (the “Notice of Grant”) [an Incentive/a Non-qualified] Stock Option to purchase the number of Shares set forth in the Notice of Grant (the “Option”), subject to certain terms and conditions as outlined below in the Notice of Grant and the additional terms and conditions set forth in the attached Terms and Conditions of Stock Option (together with the Notice of Grant, the “Award Agreement”).

Grantee:	[Name]
Type of Option:	[Incentive/Non-qualified] Stock Option
Grant Date:	[Date]
Number of Shares Purchasable:	[####]
Option Price per Share:	$[#.##], which is the Fair Market Value as of the Grant Date
Expiration Date:	[Date], which is [10] years from the Grant Date
Exercisability Schedule:

[Insert schedule – time-based or performance-based]

[Notwithstanding the foregoing Exercisability Schedule, exercisability of all or some portion of the Option may be accelerated in accordance with the terms and conditions of Section 2(c) of the attached Terms and Conditions.]

Exercise after Separation from Service:

Separation from Service for any reason other than death, Disability or Cause: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for [90 days] following Separation from Service for any reason other than death, Disability or Cause;

Separation from Service due to death or Disability: any non-exercisable portion of the Option expires immediately and any exercisable portion of the Option remains exercisable for [12 months] following Separation from Service due to death or Disability; and

Separation from Service for Cause: the entire Option, including any exercisable and non-exercisable portion, expires immediately upon Separation from Service for Cause.

In no event may THE Option be exercised after the Expiration Date as provided above.

Notice of Grant - Page 1

By signing below, the Grantee agrees that the Option is granted under and governed by the terms and conditions of the Plan and the Award Agreement, as of the Grant Date.

GRANTEE	LILIS ENERGY, INC.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

Notice of Grant - Page 2

TERMS AND CONDITIONS OF STOCK OPTION

1.           Grant of Option. The Option granted to the Grantee and described in the Notice of Grant is subject to the terms and conditions of the Plan. The terms and conditions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the terms and conditions of the Plan. Any capitalized term not otherwise defined in the Award Agreement shall have the definition set forth in the Plan.

The Committee has approved the grant to the Grantee of the Option, conditioned upon the Grantee’s acceptance of the terms and conditions of the Award Agreement within 60 days after the Award Agreement is presented to the Grantee for review.

[If designated in the Notice of Grant as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option. To the extent that the Option fails to meet the requirements of an Incentive Stock Option or is not designated as an Incentive Stock Option, the Option shall be treated as a Non-qualified Stock Option.]

2.           Exercise of Option.

(a)           Right to Exercise. The Option shall be exercisable, in whole or in part, during its term in accordance with the Exercisability Schedule set forth in the Notice of Grant and with the applicable provisions of the Plan and the Award Agreement. No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, the Grantee shall not be entitled to exercise any voting rights with respect to such Shares, shall not be entitled to receive dividends or other distributions with respect thereto and shall not have any other rights of a Stockholder with respect thereto.

(b)           Method of Exercise. The Grantee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Option Price as to all Shares exercised. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Option Price (as well as any applicable withholding or other taxes).

(c)           Acceleration of Exercisability under Certain Circumstances. [Choose (or create a different alternative; e.g., vesting in the event of disability or death): The exercisability of the Option shall not be accelerated under any circumstances, except as otherwise provided in the Plan. / The exercisability of the Option shall not be accelerated under any circumstances, except as otherwise provided in the Plan; provided, however, that the Option shall become fully exercisable immediately prior to, and contingent upon, a Change in Control.]

3.           Method of Payment. If the Grantee elects to exercise the Option by submitting an Exercise Notice in accordance with Section 2(b) above, the aggregate Option Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may, but is not required to, consent to payment in any of the following forms, or a combination of them:

(a)           cash or check;

Terms and Conditions - Page 1

(b)           a “net exercise” under which the Company reduces the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Option Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c)           surrender of other Shares owned by the Grantee that have a Fair Market Value on the date of surrender equal to the aggregate Option Price of the exercised Shares and any applicable withholding; or

(d)           any other consideration that the Committee deems appropriate and in compliance with applicable law.

4.           Restrictions on Exercise. The Option may not be exercised until such time as the Plan has been approved by the Stockholders, or if the issuance of the Shares upon exercise or the method of payment of consideration for those Shares would constitute a violation of any applicable law, regulation or Company policy.

5.           Transferability. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee[; provided, however, that the Grantee may transfer the Option (a) pursuant to a domestic relations order by a court of competent jurisdiction or (b) to any Family Member of the Grantee in accordance with the “family transfers” provisions of the Plan by delivering to the Company a notice of assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing].

6.           Term of Option. The Option may be exercised only within the term set forth in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of the Award Agreement.

7.           Withholding.

(a)           The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Option.

(b)           The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of the Plan.

(c)           [Subject to any rules prescribed by the Committee, the Grantee shall have the right to elect to meet any withholding requirement (i) by having withheld from the Option at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to the Option, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to the Option or (iii) by a combination of Shares and cash.]

[(d)           If the Grantee makes any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), the Grantee shall notify the Company of such disposition within 10 days of such disposition.]

8.           Adjustment. Upon any event described in the “changes in capitalization” provisions of the Plan occurring after the Grant Date, the adjustment provisions as provided for under such provisions of the Plan shall apply to the Option.

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9.           Bound by Plan and Committee Decisions. By accepting the Option, the Grantee acknowledges that the Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Award Agreement and the Plan, the provisions of the Plan shall control. The authority to manage and control the operation and administration of the Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Award Agreement or the Plan shall be final and binding on all persons.

10.           Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Award Agreement and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of the Option.

11.           Regulatory Limitations on Exercises. Notwithstanding the other provisions of the Award Agreement, the Committee may impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the Option unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

12.           Miscellaneous.

(a)           Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)           Waiver. The waiver by any party hereto of a breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)           Entire Agreement. The Award Agreement and the Plan constitute the entire agreement between the parties with respect to the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

(d)           Binding Effect; Successors. The obligations and rights of the Company under the Award Agreement shall be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Grantee under the Award Agreement shall be binding upon and inure to the benefit of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)           Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. The Award Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New York. For purposes of resolving any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award Agreement, the Grantee hereby submits to and consents to the exclusive jurisdiction of the State of New York and agrees that any related litigation shall be conducted solely in the courts of New York County, New York or the federal courts for the United States for the Southern District of New York, where the Award Agreement is made and/or to be performed, and no other courts. The Grantee may be served with process in any manner permitted under State of New York law, or by United States registered or certified mail, return receipt requested.

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(f)           Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Award Agreement.

(g)           Amendment. The Award Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Option.

(h)           Severability. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement, and each other provision of the Award Agreement shall be severable and enforceable to the extent permitted by law.

(i)           No Rights to Service. Nothing contained in the Award Agreement shall be construed as giving the Grantee any right to be retained, in any position, as a director, officer, employee, or consultant of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j)           Section 409A. It is intended that the Award Agreement and the Option will be exempt from (or in the alternative will comply with) Code Section 409A, and the Award Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 12(j) shall not be construed as a guarantee of any particular tax effect for the Grantee’s benefits under the Award Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(k)           Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Award Agreement and the Plan.

(l)           Confidentiality. The Grantee agrees that the terms and conditions of the Option award reflected in the Award Agreement are strictly confidential and, with the exception of the Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside Company, without prior written approval of Company. The Grantee shall take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

(m)           Clawback. All awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. The Grantee acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

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